 Exhibit 99.1

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010 and 2009

GUANGZHOU TANKE INDUSTRY CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
GUANGZHOU TANKE INDUSTRY CO., LTD.

We have audited the accompanying consolidated balance sheets of GUANGZHOU TANKE INDUSTRY CO., LTD. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for years ended December 31, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for years ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong

May 12, 2011

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$2,222,025	$1,817,875
Restricted cash		146,451
Note receivable related parties, current portion	2,033,622	2,593,961
Accounts receivable net	1,767,968	1,617,543
Inventories	1,354,282	984,606
Deferred tax asset	17,887
Other receivables	112,569	368,748
Other current assets	164,846	37,529
Total current assets	7,673,199	7,566,713

Investments in unconsolidated entities		248,968
Note receivable related parties, long term portion	974,532
Property and equipment, net	1,554,589	1,426,472
Construction in progress	2,777,417	34,831
Intangible asset, net	286,892	278,258
Total assets	$13,266,629	$9,555,242

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$604,913	$143,239
Other payables and accrued liabilities	192,298	345,204
Advance from customers	3,176
Income tax payable	699,637	282,669
Current portion of long term borrowings	905,975	878,709
Total current liabilities	2,405,999	1,649,821

Government grant	73,497	151,099
Long term borrowings	452,987	1,318,063
Total liabilities	2,932,483	3,118,983

Commitments and contingencies

Shareholders' equity:
Contributed capital	1,427,856	1,427,856
Retained earnings	6,205,483	3,467,228
Accumulated other comprehensive income	530,070	365,588
Total shareholders' equity	8,163,409	5,260,672
Non controlling interest in subsidiary	2,170,737	1,175,587
Total equity	10,334,146	6,436,259
Total liabilities and shareholders' equity	$13,266,629	$9,555,242

See accompanying notes to the financial  statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended
	December 31,
	2010	2009

Net sales	$20,097,784	$12,169,539
Costs of sales	12,697,326	6,694,921
Gross profit	7,400,458	5,474,618
Selling expenses	1,885,845	1,596,439
Administrative expenses	834,761	783,069
Depreciation and amortization	47,159	39,508
Other operating expenses	258,584	17,601
Income from operations	4,374,109	3,038,001
Foreign exchange gains, net	(1,899)	43,159
Interest income	4,828	4,890
Interest expense	(100,265)	(58,626)
Income before income taxes	4,276,773	3,027,424
Income tax expense	582,493	443,423
Net income	3,694,280	2,584,001
Non controlling interest in earnings of subsidiary	(956,025)	(591,671)
Net income available to shareholders	$2,738,255	$1,992,330
Other comprehensive income, net of tax:
Foreign currency translation	203,605	4,744
Translation attributable to non controlling interest	(39,125)	(751)
Comprehensive income	$2,941,860	$1,997,074

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Tanke Shareholders
			Accumulated
			Other	Total
	Contributed	Retained	Comprehensive	Shareholders'	Non-Controlling	Total
	Capital	Earnings	Income	Equity	Interest	Equity
Balance at December 31, 2007	$1,354,626	$371,001	$188,015	$1,913,642	$264,451	$2,178,093
Net income		1,103,897		1,103,897	294,431	1,398,328
Foreign currency translation			173,580	173,580	24,283	197,863
Balance at December 31, 2008	1,354,626	1,474,898	361,595	3,191,119	583,165	3,774,284
Increase in paid-in capital	73,230			73,230		73,230
Net income		1,992,330		1,992,330	591,671	2,584,001
Foreign currency translation			3,993	3,993	751	4,744
Balance at December 31, 2009	1,427,856	3,467,228	365,588	5,260,672	1,175,587	6,436,259
Net income		2,738,255		2,738,255	956,025	3,694,280
Foreign currency translation			164,482	164,482	39,125	203,607
Balance at December 31, 2010	$1,427,856	$6,205,483	$530,070	$8,163,409	$2,170,737	$10,334,146

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2010	2009

Operating activities:
Net income	$3,694,280	$2,584,001
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	136,140	143,229
Changes in operating assets and liabilities:
Accounts receivable	(239,613)	122,074
Inventories	(333,943)	(287,513)
Deferred tax assets	17,887	-
Other receivables	263,532	(264,547)
Other current assets	(124,225)	-14,780
Accounts payable	555,220	(568,266)
Other payables and accrued liabilities	(161,118)	(334,245)
Income tax payable and receivable	401,961	254,699
Government grant	(81,032)	104,918
Impairment of investment in unconsolidated entities	252,772	(146,383)
Advance from customer	3,127	-
Net cash provided by (used in) operating activities	4,384,988	1,593,187

Investing activities:
Purchase of property and equipment	(76,071)	(70,932)
Change in restricted cash	148,689	(146,383)
Payments for construction in progress	(2,894,440)	-
Net cash provided by (used in) investing activities	(2,821,822)	(217,315)

Financing activities:
Due to/from related parties	(328,605)	(3,107,429)
Capital contributions from stockholders	-	88,727
Increase (decrease) in bank borrowings	(892,134)	2,195,743
Net cash provided by (used in) financing activities	(1,220,739)	(822,959)

Effect of foreign currency translation	61,723	1,445

Net increase (decrease) in cash	404,150	554,358
Cash, beginning of period	1,817,875	1,263,517
Cash, end of period	$2,222,025	$1,817,875

Supplemental disclosures of cash flow information:
Cash paid for interest	$100,265	$58,626
Cash paid for income taxes	$184,989	$133,049

See accompanying notes to the financial statements

GUANGZHOU TANKE INDUSTRY CO., LTD.
NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Pursuant to the Company Law of the People’s Republic of China (“PRC”), GUANGZHOU TANKE INDUSTRY CO., LTD. (the ”Company" or “Guangzhou Tanke Co.”) is a limited liability enterprise registered with the Administration of Industry and Commerce of Guangzhou Municipality. Guangzhou Tanke Co. was incorporated on April 21, 1997 with an initial registered and paid-in capital of $1,147,704, or 9.5 million Chinese Renminbi (“RMB”). The principal activities of the Company include technical research and development of premixed animal feed and feed additives, and wholesale and retail trade of the feed products. On November 1, 2009, Guangzhou Tanke Co. increased its registered capital to RMB10,000,000.

Guangzhou Tanke Animal Health Co. (hereinafter referred to as “Animal Health Co.”) was incorporated on August 16, 2006 and is a wholly-owned subsidiary of the Company. Animal Health Co. is engaged in the research, production and distribution of veterinary powder, pulvis and premix.

Guangzhou Jenyi Bio-tech Co., Ltd. (hereinafter referred to as “Jenyi”) was incorporated on May 16, 2006, and is a wholly-owned subsidiary of the Company. Jenyi is engaged in the research, production and distribution of premixed animal feed and feed additives.

Guangzhou Tanke Bio-tech Co., Ltd. (hereinafter referred to as “Bio Co.”) was incorporated on July 5, 2005 and is a joint venture with a foreign entity. It is 75% owned by the Company. This subsidiary is engaged in the research and production of animal feed additives and premixed feed.

Zhujiang New Town Branch of Guangzhou Tanke Co. (hereinafter referred to as “Zhujiang New Town Branch”), a branch of Tanke Co., was established on May 12, 2005. Zhujiang New Town Branch performs administrative functions for Guangzhou Tanke Co.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of Preparation

The Company’s consolidated financial statements have been stated in US dollars and prepared in accordance with generally accepted accounting principles in the United States of America.

(b)  Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries (the “Group'').  All significant inter-company balances and transactions within the Group have been eliminated.

(c)  Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of the amount due from related parties, the net realizable value of inventories, the estimation of useful lives of property and equipment, and intangible assets. Actual results could differ from those estimates.

(d)  Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and amounts due from related parties. The Company places its cash with financial institutions with high-credit ratings and quality. In addition, the Company conducts periodic reviews of the related party financial conditions and payment practices.

During the years ended December 31, 2010, the Company had four customers representing 21.62% , 13.58%, 12.11% and 11.93% of total revenue.  During the year ended December 31, 2009, the Company had one customer representing 15.28% of total revenue.

Approximately 99% of the Company’s revenue is generated from buyers in mainland China.

(e)  Concentrations of Suppliers

During the years ended December 31, 2010, the Company had four suppliers representing 18.94% , 15.90%, 11.44% and 10.38% of total cost of sales. In 2009, the Company had no individual suppliers exceeding 10% of its total costs of sales. .

All the Company’s suppliers are located in mainland China.

(e)  Cash and Cash Equivalents

The Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the PRC only.

(f)  Restricted Cash

Deposits in banks that are restricted in use are classified as restricted cash. Such restricted cash is held by the bank as security on its loan.  As of December 31, 2010, the management does not hold any restricted cash.

(g)  Trade and Other Receivables

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance.  The Company does not require collateral for trade or other accounts receivable.

As of December 31, 2010 and 2009, the Group’s allowance for doubtful accounts amounted to $143,097 and $0, respectively.

(h)  Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The cost of inventories includes the purchase cost and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

During the years ended December 31, 2010 and 2009, the Company did not make any provision for slow-moving or defective inventories.

(i)  Investments in Unconsolidated Entities

The Company’s investments in unconsolidated entities are presented in accordance with ASC 325-20, Cost Method Investments. Under this method, the investments are originally recorded at cost, and adjusted for dividends received from the investees.

Such investments are assessed for impairment annually, and more frequently if conditions change such that the Company’s carrying amount might not be recoverable.

(j)  Property and Equipment

Property and equipment are stated at cost less accumulation depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation of property and equipment is calculated using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:

Buildings	15-20 years
Plant and machinery	3-20 years
Motor vehicle	10 years
Office equipment	3-10 years

Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less the proceeds from disposal is charged or credited to income.

(k)  Land use rights

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreements on a straight-line basis.

(l)  Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.

(m)  Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 605-10, Revenue Recognition, and SEC Staff Accounting Bulletin No. 104. Pursuant to these pronouncements, revenue is recognized when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;
- Delivery has occurred or services have been rendered;
- The seller's price to the buyer is fixed or determinable; and
- Collectability is reasonably assured.

The Company’s revenue is generated through the wholesale and retail sale of livestock feed including organic trace mineral additives, functional regulation additives, herbal medicinal additives and raw materials. Before the Company recognizes revenue on these product sales, written purchase orders and contracts are received in advance of all shipments of goods to customers. For sales within the Company’s own province, delivery is made by Company employees. Such delivery occurs on the same day as shipment. For delivery outside the province, shipment is made through a separate logistics company that assumes the risk of loss. Revenue is recognized upon shipment of goods to the customers. The Company typically does not incur bad debt losses because this type of loss is deducted from the salesperson’s compensation, thereby mitigating the loss to the Company. Therefore, collectability is reasonably assured.

Revenue is presented net of sales returns, which are not significant. However, the Company continually performs analyses of returns and records a provision at the time of sale if necessary.  At December 31, 2010, it was determined that potential returns and allowances were not material so the Company did not record a provision for returns. The Company revisits this estimate regularly and adjusts it if conditions change.

(n)  Cost of Revenue

Cost of revenue consists primarily of material cost, labor cost, rent of land allocated to production, overhead associated with the manufacturing process and directly related expenses.

(o)  Research and Development Costs

Research and development costs are charged to expense as incurred and are included in operating expenses.

(p)  Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC 740, ”Income Tax”.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(q)  Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from net income or loss, investments by owners and distributions to owners. The Company’s only component of other comprehensive income is the foreign currency translation adjustments.

(r)  Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(s)  Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for the period.  Shareholders’ equity is translated at historical exchange rates. Any translation adjustments are included as a foreign exchange adjustment in other comprehensive income, a component of shareholders’ equity.

Exchange rates used for the foreign currency translation are as follows:

US$1 to RMB	2010	2009

Closing rate	6.6227	6.8282
Average rate	6.7255	6.8314

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(t)  Financial instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash and cash equivalents, restricted cash, due to/from related parties, notes payable, other payable and accrued liabilities and income tax payable approximate their fair values due to the short-term nature of these items. The carrying amounts of long-term borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

(u)  Recent Accounting Updates

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13 “Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force” that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. While the Company does not believe this Update will have a material impact, it is currently evaluating the impact of this update on the Company's financial statements.

In January 2010, the FASB issued ASU No. 2010-02 “Accounting and Reporting for Decrease in Ownership of a subsidiary – a Scope Clarification”. The update provides amendments to subtopic 810-10 and related guidance within US GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to three cases. The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the sales of in substance real estate and conveyances of oil and gas mineral rights transactions even if they involve businesses. If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, and entity first needs to consider whether the substance of the transaction causing the decrease in ownership in addressed in other U.S.GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10. The amendments in this Update also expand the disclosure about the deconsolidation of a subsidiary or derecognition of a group of assets within the scope of Subtopic 810-10. The Company adopted this Update on January 1, 2010 and there was no impact.

3.	DUE FROM RELATED PARTIES

The amount due from related parties relates to advances to Mr. Qiu Guixiong, Ms. Gaobi and Ms. Liang Xiuzhen who are the major equity holders of the Company.

In December 2010, in satisfaction of the amounts due from related parties, Mr. Guixiong Qiu, Mr. Bi Gao, and Ms. Xiuzhen Liang executed a Promissory Note with Guangzhou Tanke Industry Co., Ltd.  The note is unsecured, bears interest at 4% per annum and is due in monthly installments through June 30, 2012.

Future maturities of notes receivables are as follows.

Year Ending December 31,

2011	$2,033,622
2012	974,532
Total	$3,008,154

4.	OTHER RECEIVABLES

Other receivables consist of loans to third parties, which are interest free, unsecured and repayable on demand.

5.	OTHER CURRENT ASSETS

           Other current assets consisted of the following.

	December 31,	December 31,
	2010	2009
Prepayment to suppliers	$115,078	$-
Deferred expenses	49,767	37,529
	$164,845	$37,529

Deferred expenses primarily represent accrued input VAT which has not been declared to the tax bureau.

6.	INVENTORY

Inventories consisted of the following.

	December 31,	December 31,
	2010	2009

Raw materials	$653,212	$527,625
Finished goods	182,631	286,292
Work in pogress	472,060	146,164
Packaging material	46,379	24,525
	$1,354,282	$984,606

7.	INVESTMENTS IN UNCONSOLIDATED ENTITIES

The Company accounts for these investments using the cost method in accordance with ASC 325-20, Cost Method Investments.

Investments in unconsolidated entities consisted of the following.

		December 31,	December 31,
	Tanke Interest	2010	2009

Hunan guang Bio Te Co. , Ltd	10%	$-	$102,516
Guangzhou zhong dan yu Bio-Te Co.	20%	-	146,452
		$-	$248,968

The Company performs an analyis of the recoverability of these investments annually, or more frequently as circumstances indicate a potential impairment. As of December 31, 2010, it was determined that the amounts invested in these entities were not recoverable. Accordingly, the Company recorded an impairment charge of $252,772 and $0 during the years ended December 31, 2010 and 2009, respectively.

8.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following.

	December 31,	December 31,
	2010	2009

Buildings	$1,507,916	$1,197,428
Plant and equipment	613,287	577,871
Motor vehicles	52,908	50,826
Office equipment	83,599	148,216
	2,257,710	1,974,341

Accumulated depreciation	703,121	547,869
	$1,554,589	$1,426,472

The Group has buildings on the site it occupies, including factory buildings. Due to lack of a Land Use Right Certificate, the Group is unable to apply for the Property Ownership Certificate for the buildings. However, as the buildings are in use, the Group depreciates them over their expected useful lives.

9.	INTANGIBLE ASSET

The intangible asset consisted of the following.

	December 31,	December 31
	2010	2009

Deposit for land use right	$286,892	$278,528

On November 21, 2003, the Group applied to the Government of Huaqiao Town, Huadu District, Guangzhou, for the land use right of No. 2 Industry Area of Huaqiao Town (i.e., Laohutou Lot, Wangongtang) covering an area of around 430,000 square feet. The total consideration for the land use right is $598,536.  As of December 31, 2010, the Group has paid $286,892 of this amount.

While the final approval of the application of land use right is pending, the Group entered into an agreement on April 15, 2006 to lease the land from its beneficial owner until such time as a land use certificate is issued by the government or May 21, 2021, whichever occurs first. Until that time, the lease is at will and payments under the terms of the lease are $8,800 per year.

10.	CONSTRUCTION IN PROGRESS

Construction in progress mainly represents expenditures for the Group’s new corporate campus and machinery under construction. All direct costs relating to the acquisition or construction of the Group’s new corporate campus and machinery are capitalized. Assets under construction will not be depreciated until the construction is completed and the assets are ready for their intended use. Construction in progress as of December 31, 2010 is a reconstruction project for its factory campus.

11.	LONG-TERM BORROWINGS

The details of the Company’s long-term borrowings are as follows:

	December 31,	December 31,
	2010	2009

Bank loan bearing interest at 5.4% per annum,
maturing on May 21, 2012. The loan is
uncollateralized other than restricted cash
deposited at the bank.	$1,358,962	$2,196,772

Less: Current portion	(905,975)	(878,709)
	$452,987	$1,318,063

Future maturities with respect to the bank loan as of December 31, 2010 are as follows:

Years Ending
December 31,

2011	$905,975
2012	452,987
Total	$1,358,962

12.	OTHER PAYABLE AND ACCRUED LIABILITIES

Other payable and accrued liabilities consisted of the following.

	December 31,	December 31
	2010	2009

Other payables	$911	$126,754
Staff welfare payable	96,417	131,513
Value added tax payable	50,230	50,612
Other tax payable	44,740	36,325
	$192,298	$345,204

Other payables represent loans from third parties, which are interest free, unsecured and repayable on demand.

13.	GOVERNMENT GRANT

The government grant liability represents an advance from the Chinese government for research and development projects. The Company has recorded the grants received as a government grant liability, and off-set the liability amount when the related research and development activities are performed.

14.	CONTRIBUTED CAPITAL

Ownership of the Company is represented by the relative capital contributions of shareholders. Such shareholders are limited in their personal liability for activities of the Company.

During the year ended December 31, 2009, the registered capital was increased from RMB9.5 million to RMB10 million.  On November 20, 2009, a capital contribution of RMB0.5 million (equivalent to $73,230) was made. The purpose of the increase in registered capital was to provide additional working capital.

15.	SEGMENT INFORMATION

Tanke operates in four segments: organic trace mineral additives, functional regulation additives, herbal medicine additives and other revenues. Management oversees each of these operations separately.

Organic trace mineral additives constitute the largest and fastest growing area of our business. These are various minerals added to animal feed to provide a balanced diet. Functional feed additives are widely used to enhance the properties of other products, improve feed efficiency and stimulate the rapid maturation of the immune system. Chinese herbal feed additives utilize traditional Chinese medicine theory to improve an animal’s digestion and appetite and to regulate the yin and yang balance of an animal’s health. Other revenue consists of the reselling of raw materials and technical support to customers.

Property, equipment and other assets are shared and not tracked separately by segment. Following is a breakdown of revenue and costs of sales by segment.

	Years Ended
	December 31,	December 31,
	2010	2009

Segment revenues
Organic Trace Mineral Additives	$15,197,415	$8,498,716
Functional Regulation Additives	3,388,111	2,436,244
Herbal Medicinal Additives	419,450	340,635
Other	1,219,871	893,944
	$20,224,847	$12,169,539

Segment costs of sales
Organic Trace Mineral Additives	$9,291,424	$4,038,472
Functional Regulation Additives	2,098,021	1,588,669
Herbal Medicinal Additives	381,205	235,641
Other	926,676	832,139
	$12,697,326	$6,694,921

Segment gross profit
Organic Trace Mineral Additives	$5,905,991	$4,460,244
Functional Regulation Additives	1,290,090	847,575
Herbal Medicinal Additives	38,245	104,994
Other	293,195	61,805
	$7,527,521	$5,474,618

16.	INCOME TAX

The Company is a “domestic enterprise” that is registered and operated in Guangzhou, the PRC.

The PRC's legislative body, the National People's Congress, adopted the unified Enterprise Income Tax ("EIT") Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new rate over a five year period beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Income tax expense for the years ended December 31, 2010 and 2009 represents the provision for current income tax expenses in the PRC.

Bio Co., a subsidiary of Guangzhou Tanke Co., is a joint venture with a foreign entity that received a full exemption from income taxes in 2007 and 2008 and half rate reduction for years 2009, 2010 and 2011 in accordance with the Law of the People's Republic of China on Income Tax of Enterprises with Foreign Investment and Foreign Enterprises and Notification of the State Council on Carrying out the Transitional Preferential Policies concerning Enterprise Income Tax (Guofa (2007) No. 39).

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows.

	2010	2009

US statutory federal income tax rate	34.0%	34.0%
Less: impact of lower Chinese statutory income tax rate	21.5%	21.5%
Other	0.8%	2.1%
	13.3%	14.6%

Significant components of the Company’s deferred tax asset are as follows.

	2010	2009

Allowance for doubtful accounts	$17,887	$-
Deferred tax asset	17,887	-

The Company is not subject to United States income tax. Furthermore, the Company is audited every year by an agency of the Chinese tax authority. Consequently, there are no uncertain tax positions requiring accrual or disclosure or timing differences in accordance with ASC 740-10, Income Taxes.

17.	COMMITMENTS AND CONTINGENCIES

The Company leases its office and warehouse under non-cancelable operating lease agreements that expire in 2018. Leases are on a fixed payment basis. None of the leases include contingent rentals. Minimum future commitments under the agreements are as follows:

2011	$14,548
2012	14,133
2013	14,133
2014	11,778
2015	9,060
Thereafter	49,074
$112,726

The Company also leases the land it occupies from a group of farmers that own the land. The reason for the lease is that the government requires a permit in order to convert the land from farming to industrial land. The lease is cancelable at any time, and requires annual payment of $8,800. See Note 7 for more information on this arrangement.

18.	RELATED PARTY TRANSACTIONS

Apart from the transactions and balances disclosed elsewhere in the financial statements, the Group had no material transactions with its related parties during the years presented.

19.	SUBSEQUENT EVENTS

On January 3, 2011, the Company entered into a series of agreements with Guangzhou Kanghui Agricultural Technology Co., LTD (“Kanghui”), pursuant to which Kanghui effectively assumed management of the business activities of the Company.  Kanghui is entitled to 100% of the revenues of the Company and is able to direct the Company’s actions.

On February 9, 2011, the Company entered into a Securities Purchase Agreement with individual investors relating to a private placement transaction by the Company (the “Private Placement”) of 6,669,627 units.  Each unit consisted of a $1.15 principal amount 8% Senior Convertible Note (the “Notes”) and a Common Stock Purchase Warrant (the “Warrants”) to purchase one share of the Company’s common stock at an exercise price of $1.40 per share.

As a result of the Private Placement, on February 9, 2011, the Company offered and sold $7,670,072 worth of Notes convertible into up to 6,669,627 shares of common stock.  The Notes are payable 24 months from February 9, 2011 with an interest rate of 8% per annum payable semiannually in arrears.  The Company shall place in escrow an amount of the proceeds of the Private Placement equal to one semi-annual interest payment on the Notes to secure prompt interest payments.  Until such time as 75% of the Notes are converted into shares of Common Stock, if such escrow is depleted in order to make interest payments, the Company will replenish such escrow amount.  At the option of the holder, the Notes may be converted into Common Stock at a price of $1.15  per share, which is subject to customary weighted average and stock based anti-dilution protection.  The issuance of the Notes was not registered under the Securities Act as such issuance was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

The Notes contain customary events of default and affirmative and negative covenants of the Company, including negative covenants which restrict the Company’s ability to do the following (among other things) without the consent of the investors: (i) incur, or permit to exist, any indebtedness  for borrowed money in excess of (A) US$3,000,000 during the twelve (12) month period beginning on February 9, 2011, or (B) US$5,000,000 during the two-year period beginning on February 9, 2011 and ending on February 9, 2013 (the maturity date of the Notes), except in the ordinary course of the Company’s business; (ii) lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any person or entity in excess of US$1,000,000 except: (A) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (B) accounts receivable arising out of sales in the ordinary course of business; and (C) inter-company loans between and among the Company and its subsidiaries; (iii) pay dividends or make any other distribution on shares of the capital stock of the Company; (iv) create, assume or permit to exist, any lien on any of the Company’s property or assets now owned or hereafter acquired, subject to existing liens and certain exceptions; (v) assume guarantees, subject to certain exceptions; (vi) engage in “sale-leaseback” transactions, subject to certain exceptions; (vii) make capital expenditures in excess of US$5,000,000 in any fiscal year, subject to certain exceptions; and (viii) materially alter the Company’s business.